Exhibit 99.1

China Jo-Jo Drugstores, Inc. Reports Fiscal Year 2012 Earnings Results and schedules conference call for July 3, 2012

Fiscal Year 2012 Highlights:

--Revenues reached record $94.4 million
--Gross profit rose 30% to $27.6 million, gross margin 29%
--Sales from the cultivation of Traditional Chinese Medicines were $4.2 million, from online drug sales was $1.1 million
--Net income $8.1 million
--Diluted and basic earnings per share of $0.60
--Completed integration of a licensed drug wholesaler

Business Wire
HANGZHOU, China – July 2, 2012
China Jo-Jo Drugstores, Inc. (NASDAQ:CJJD) (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in China, today reported earnings results for the fiscal year ended March 31, 2012. The Company will hold a conference on Tuesday, July 3, 2012, at 8:00 a.m. Eastern Time. Please see below for dial-in information.

Mr. Lei Liu, the Company’s Chairman and CEO, stated, “During fiscal year 2012, we faced a continually challenging regulatory environment as more over-the-counter and prescription drugs were subject to price controls and new restrictions  were enacted which curtailed our ability to promote in Hangzhou where most of our pharmacies are located.   Nevertheless, we plan to continue opening new stores in the coming fiscal year.”

During the three months ended March 31, 2012, the Company opened two pharmacies, including at premium locations designed to meet the needs of more affluent customers. As of June 26, 2012, the Company operated 64 retail pharmacy locations.

“In light of the challenges we are facing, however, we have pushed forward on our vertical integration strategy in order to reduce our reliance on retail pharmacy sales, starting with our acquisition of Zhejiang Jiuxin Medicine Co., Ltd., a wholesale distributor, in August 2011,” continued Mr. Liu.  “Our goal is to eventually scale our wholesale operations to a size that would qualify us to sell to hospital-affiliated pharmacies, which we estimate to make up over 80% of the pharmacies in China,”

Mr. Liu continued, “Fiscal year 2012 also saw our cultivation of traditional Chinese medicine herbs come to fruition as we began harvest at the end of calendar 2011 and distribution during the last quarter of fiscal 2012.  Sales from our online drugstore also picked up.”

During the fiscal year 2012, the Company had revenues of $4.2 million and $1.1 million from the  sales of its cultivated herbs and from online drugstore sales, respectively.

“As we look to Fiscal 2013, we look to growing our revenue through our retail and wholesale operations while remaining focused on bottom line results,” concluded Mr. Liu.

Balance Sheet Highlights
As of March 31, 2012, the Company had $3.8 million of cash, $74.9 million in total assets and $22.6 million in total liabilities.

Fiscal Year 2012 Full Year Results

The following table summarizes our results of operations for the fiscal years ended March 31, 2012 and 2011.

	Years Ended March 31,
	2012		2011
	Amount	Percentage of total revenue	Amount	Percentage of total revenue
Revenues	$94,352,885	100.0%	$69,969,479	100.0%
Gross Profit	$27,562,801	29.2%	$21,142,094	30.2%
Selling Expenses	$8,498,240	9.0%	$4,838,745	6.9%
General and Administrative Expenses	$8,582,389	9.1%	$4,723,943	6.8%
Income from Operations	$10,482,172	11.1%	$11,579,406	16.5%
Other Income (Expense)	$187,865	0.2%	$127,172	0.2%
Changes in Fair Value of Purchase Option Derivative Liability	$118,807	0.1%	$249,225	0.4%
Income Tax Expenses	$2,648,365	2.8%	$3,523,345	5.0%
Net Income	$8,140,479	8.6%	$8,432,458	12.1%

Revenue.  We had two revenue streams for the fiscal year ended March 31, 2012: (i) store and online retail sales of pharmaceutical and other healthcare products, and (ii) wholesale distribution of pharmaceutical and other healthcare products, as well as our self-cultivated TCM herbs, primarily to third-party pharmaceutical trading companies.  Included in our wholesale revenue are: (i) wholesales of pharmaceutical and healthcare products that we purchased from third-party manufacturers or suppliers, (ii) wholesales of our cultivated TCM herbs, (iii) direct group sales or sales to non-distributors.  Although the overall gross profit of our wholesale business is comparatively lower than that of our retail business, the volume of our wholesale business is significant.

Our total revenue for fiscal 2012 increased by $24,383,406, or 34.8%, from the prior fiscal year’s revenue. Such increase was primarily due to the following reasons:

(1)
During fiscal 2012, we opened several new “Jiuzhou Grand Pharmacy” drugstores and also started to expand our online drug sales. Our retail store count increased to 61 as of March 31, 2012, from 53 stores a year ago. The increased number of stores brought new opportunities to sell our products and services to retail customers. Retail sales accounted for about 70% of our total revenue for the year ended March 31, 2012.  Same-store sales decreased by approximately $7.0 million or 10.1%, while our new stores contributed approximately $3.1 million to our revenue. We expect same-store sales will continue to decline as the frequency of government-mandated price controls and the number of drugs subject to price controls continue to rise and, to a lesser extent, with the shift of our group sales to our wholesale business.

(2)
We started our wholesale business after acquiring Jiuxin Medicine in August 2011, through which we have been distributing third-party pharmaceutical and healthcare products to pharmaceutical trading companies and other group customers.  In the fourth quarter of fiscal 2012, we also began distributing the TCM herbs that we have been cultivating, also to third-party pharmaceutical trading companies. Our wholesale business increased rapidly during fiscal 2012 because we introduced very competitive pricing to customers to stimulate sales. Sales from the wholesale business accounted for about 30% of our total revenue for the fiscal year ended March 31, 2012.

Annual Revenue by Segment

The following table sets for the breakdown of our revenue for our two business lines for the years ended March 31, 2012 and 2011:

	For the year ended March 31, 2012		For the year ended March 31, 2011
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$64,981,643	69%	$66,477,736	95%	$(1,496,093)	(2)%
Revenue from liquor sales	-	-	3,491,743	5%	(3,491,743)	(100)%
Revenue from online sales	1,092,705	1%	-	0%	1,092,705	100%
Sub-total of retail revenue	66,074,348	70%	69,969,479	100%	(3,895,131)	(6)%

Revenue from wholesale business
Revenue from Jiuxin Medicine	24,060,963	26%	-	0%	24,060,963	100%
Revenue from harvested TCM herbs	4,217,574	4%	-	0%	4,217,574	100%
Sub-total of wholesale revenue	28,278,537	30%	-	0%	28,278,537	100%
Total revenue	$94,352,885	100%	$69,969,479	100%	$24,383,406	35%

The revenue fluctuation between fiscal years ended March 31, 2012 and 2011 reflected the following combined factors:

(1)
Revenue from ”Jiuzhou Grand Pharmacy” stores decreased by approximately $3.9 million or 6% year over year, mainly due to two reasons.  Since the second quarter of 2011, the Hangzhou government has been gradually restricting retail drugstores within the city from organizing large-scale marketing promotions on the streets to give further rebate or discount to customers making purchases with government-sponsored medical insurance card.  Our promotional activities were curtailed accordingly, which impacted our retail sales revenue, especially from sales of certain prescription drugs covered by the medical insurance card.  In addition, the government subjected more drugs to price control in October 2011, which caused us to reduce prices for some of the affected drugs and stop carrying others at our pharmacies, which especially impacted our revenue for the three months ended March 31, 2012.

(2)
The decrease in retail revenue was also affected by the relocation of three retail stores due to building demolishment ordered by the local government.  As a result of the time lost to relocating to and readying the new store locations, sales from these three stores were down for the fiscal year ended March 31, 2012.

(3)
Another factor for the decreased retail revenue is the shift of group sales from Jiuzhou Pharmacy’s retail business to Jiuxin Medicine’s wholesales business. We originally recorded group sales under Jiuzhou Pharmacy’s retail system in the prior year. But starting in August 2011, such sales have been recorded under Jiuxin Medicine’s wholesale system because we believe group sales are essentially wholesale in nature.  Accordingly, $15.5 million in group sales that would have otherwise been recorded under Jiuzhou Pharmacy have now been recorded under Jiuxin Medicine, including $8.9 million during the fourth quarter of fiscal 2012. Such internal re-allocation of sales revenue between our retail and wholesale businesses affected the comparison of our retail sales for fiscal 2012 versus fiscal 2011, but has no impact on our consolidated financial statements.

Revenue by Segment and Quarter

The following table sets for the breakdown of our revenue for our two business lines for the years ended March 31, 2012 and 2011:

	Year ended March 31,		Variance by	% of
	2012	2011	amount	change
Revenue from retail business
First quarter ended June 30, 2011	21,427,859	15,207,428	6,220,431	41%
Second quarter ended September 30, 2011	18,799,919	15,678,170	3,121,749	20%
Third quarter ended December 31,2011	18,123,907	18,042,309	81,598	0%
Fourth quarter ended March 31, 2012	7,722,663	21,041,572	(13,318,909)	(63)%
Total revenue from retail business	66,074,348	69,969,479	(3,895,131)	(6)%

Revenue from wholesale business
First quarter ended June 30, 2011	-	-	-	N/A
Second quarter ended September 30, 2011	3,425,028	-	3,425,028	N/A
Third quarter ended December 31,2011	7,520,042	-	7,520,042	N/A
Fourth quarter ended March 31, 2012	17,333,467	-	17,333,467	N/A
Total revenue from wholesale business	28,278,537	-	28,278,537	N/A
Total revenue	$94,352,885	$69,969,479	$24,383,406	35%

The primary reason for the 6% decline in our retail revenue from fiscal 2011 to fiscal 2012 is the almost 63%, or $13,318,909, drop in retail revenue for the three months ended March 31, 2012 as compared to the same period last fiscal year. Such decline is primarily attributed to the government subjecting additional drugs to price control in October 2011, which affected some of our selling prices. In response, we reduced our prices in some instances and ceased carrying products in other instances. The significance of this decline has offset all previous quarterly increases during fiscal 2012.  During the three months ended March 31, 2012, we also fully shifted our entire group sales previously recorded in our retail business to our wholesale business. In addition, our three store relocations during the fourth quarter of fiscal 2012 resulted in a $1.5 million period-over-period decline in sales. Another reason for the decline of our fourth quarter retail sales on a year-to-year basis was the termination of our white liquor sales in fiscal 2012, which contributed $3.4 million for the fourth quarter of fiscal 2011. Despite  the significant decline of our retail sales, however, we were able to make up lost grounds with our entry into, and expansion of, the wholesale business. As a result, our overall revenue for the year ended March 31, 2012 increased from the prior year, and we believe we are in position to continue to grow our wholesale business to hedge against any further decline to our retail business, especially if Jiuxin Medicine can become qualified to supply to hospital-affiliated pharmacies.  We intend, however, to remain competitive with our retail business, and plan to open more upscale, service-oriented pharmacies to further differentiate ourselves from our competitors.

Revenue from Wholesale Business

The primary increase in our wholesale business was a result of our fourth quarter revenue of $17.3 million that constituted 61% of our wholesale business for the year. This increase was a result of the sales of our self-cultivated TCM herbs of approximately $4.2 million, and $8.9 million of group sales that are now being handled through our wholesale business. Part of our shift to wholesale business is in anticipation of capturing opportunities that may be created by upcoming medical reforms aimed at hospitals. Coupled with new constraints on retail pharmacies (such as the Hangzhou government’s restriction on promotional activities), we hope to transform ourselves into a combined retail and wholesale operation in order to give us more operating flexibility and reduce our reliance on one primary revenue source.

The significant decline in our retail business as discussed earlier has also reinforced our decision to shift some of our operating focus to our wholesales business, from which we may see bigger future growth potentials, especially if Jiuxin Medicine can become qualified to supply to hospital-affiliated pharmacies. In order to do so, Jiuxin Medicine must rapidly scale the volume of its business.  Accordingly, despite the good start of our wholesale business in fiscal 2012, our focus in the near term will be to continue building Jiuxin Medicine’s wholesale business volume.

Gross Profit.  Our gross profit increased by $6,420,707 or 30.4% from a year ago mainly due to increase in sales.   Our gross margin of 29.2% is a slight decrease from 30.2% a year ago mainly due to lower profit margin from Jiuxin Medicine’s wholesale activities.  As our wholesale business continues to grow, we anticipate that our overall gross profit margin may continue to decline.

The gross margin of our retail business was, on average, approximately 33.0% and 30.2% during the years ended March 31, 2012 and 2011, respectively. The gross margin, on average, of our wholesale business was 20.4% and 0%, respectively.  Our retail gross margin during the fourth quarter was 31% as a result of the price controls placed on certain products by the government. Our ability to maintain our margin will depend on the future regulations that the government places on retail pharmacies.

The gross margin of our wholesale business improved during the fourth quarter as a result of several factors including the $4.2 million of TCM sales as a result of cultivating our herbs and the previously mentioned group transfer of group sales to from our retail pharmacies to our wholesale business. The margin for our harvested TCM sold during the fourth quarter of fiscal year 2012 was approximately 89% while group sales typically reflect the margins we have in our retail business.

Sales and Marketing Expenses.  Our sales and marketing expenses increased by $3,659,495 or 75.6% from a year ago as a result of increased rent, labor amortization costs, and promotion activities for our online pharmacy and wholesale business.  Sales and marketing expenses as a percentage of our revenue increased to 9.0%, from 6.9% a year ago.  We expect that our sales and marketing expenses will increase as we continue to expand our store network, online pharmacy and wholesale business.

General and Administrative Expenses.  Our general and administrative expenses increased by $3,858,446 or 81.7% from a year ago.  General and administrative expenses as a percentage of our revenue increased to 9.1% from 6.8% for the year ended March 31, 2011.  The increase in absolute dollars as well as a percentage of revenue related to professional fees incurred as a U.S. publicly traded company, increased salaries, and administration cost related to new business such as Jiuxin Medicine.  As we continue to open drugstores, further develop our infrastructure, and incur expenses related to being a U.S. public company, we anticipate that our general and administrative expenses will increase in absolute dollars as well as a percentage of total revenues.

Income from Operations.  As a result of increase in both sales and marketing expenses and general and administrative expenses, our income from operations decreased by $1,097,234 or 9.5% from a year ago.  Our operating margin for the years ended March 31, 2012 and 2011 was 11.1% and 16.5%, respectively.

Income Taxes.   Our income tax expense decreased by $874,980 from a year ago, as a result of lower taxable income and an income-tax waiver granted to Qianhong Agriculture.

Net Income.   As a result of the foregoing, our net income decreased by $291,979 from a year ago.

Conference Call Information
The Company will host a conference call to discuss its fiscal year 2012 results on Tuesday, July 3, 2012, at 8 a.m. Eastern Time. To participate in the conference call, please dial 1-877-870-5176 from North America. International participants can access the call by dialing 1-858-384-5517. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11a.m. Eastern Time by dialing 1-877-870-5176  or -1-858-384-5517 with pin #4550271. The replay will also be available on the company website.

About China Jo-Jo Drugstores, Inc.
China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People’s Republic of China. As of June 28, 2012, the Company has 64 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People’s Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2012 AND MARCH 31, 2011

	2012	2011

A S S E T S

CURRENT ASSETS
Cash	$3,833,216	$6,489,905
Restricted cash	2,818,449	921,876
Trade accounts receivable, net	16,516,671	1,484,850
Inventories	6,875,574	4,617,420
Other receivables	603,294	1,049,564
Advances to suppliers, net	14,347,557	16,528,772
Other current assets	2,853,301	8,364,267
Total current assets	47,848,062	39,456,654

PROPERTY AND EQUIPMENT, net	15,647,120	5,471,432

OTHER ASSETS
Long term deposits	2,872,219	2,540,758
Other noncurrent assets	5,776,667	6,075,478
Intangible assets, net	2,816,945	390,302
Total other assets	11,465,831	9,006,538

Total assets	$74,961,013	$53,934,624

L I A B I L I T I E S A N D S T O C K H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Accounts payable, trade	$13,906,383	$3,530,204
Notes payable	4,208,928	2,704,680
Other payables	782,586	627,734
Other payables - related parties	1,458,441	880,058
Customer deposit	1,332,141	2,038,608
Taxes payable	469,606	1,624,558
Accrued liabilities	417,184	311,639
Total current liabilities	22,575,269	11,717,481

Purchase option derivative liability	34,419	153,226
Total liabilities	22,609,688	11,870,707

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
nil issued and outstanding as of March 31, 2012 and 2011	-	-
Common stock; $0.001 par value; 250,000,000
shares authorized; 13,589,621 and 13,530,477 shares issued
and outstanding as of March 31, 2012 and 2011	13,589	13,530
Additional paid-in capital	16,853,039	16,333,956
Statutory reserves	1,309,109	1,309,109
Retained earnings	31,429,100	23,287,474
Accumulated other comprehensive income	2,747,561	1,119,848
Total stockholders' equity	52,352,398	42,063,917

Noncontrolling interests	(1,073)	-
Total equity	52,351,325	42,063,917

Total liabilities and stockholders' equity	$74,961,013	$53,934,624

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR YEARS ENDED MARCH 31, 2012 AND 2011

	2012	2011
REVENUES, NET	$94,352,885	$69,969,479

COST OF GOODS SOLD	66,790,084	48,827,385

GROSS PROFIT	27,562,801	21,142,094

SELLING EXPENSES	8,498,240	4,838,745
GENERAL AND ADMINISTRATIVE EXPENSES	8,582,389	4,723,943
TOTAL OPERATING EXPENSES	17,080,629	9,562,688

INCOME FROM OPERATIONS	10,482,172	11,579,406

OTHER INCOME (EXPENSE), NET	187,865	127,172
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	118,807	249,225

INCOME BEFORE INCOME TAXES	10,788,844	11,955,803

PROVISION FOR INCOME TAXES	2,648,365	3,523,345

NET INCOME	8,140,479	8,432,458

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	1,147	-

NET INCOME ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	8,141,626	8,432,458

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	1,627,728	1,482,108

COMPREHENSIVE INCOME	$9,769,354	$9,914,566

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,568,481	13,254,792
Diluted	13,569,995	13,254,792

EARNINGS PER SHARES:
Basic	$0.60	$0.64
Diluted	$0.60	$0.64

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,140,479	$8,432,458
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	2,340,865	810,374
Stock-based compensation	119,052	153,445
Bad debt expense	1,669,864	-
Change in fair value of purchase option derivative liability	(118,807)	(249,225)
Changes in operating assets:
Accounts receivable, trade	(14,179,193)	(201,405)
Inventories	2,018,848	(648,785)
Other receivables	(372,660)	(686,305)
Advances to suppliers	2,132,100	(9,177,936)
Other current assets	5,860,584	(6,927,371)
Long term deposit	(238,630)	(131,302)
Other noncurrent assets	350,885	(332,971)
Changes in operating liabilities:
Accounts payable, trade	15,792,680	1,075,811
Other payables and accrued liabilities	(1,626,827)	2,370,213
Customer deposit	(768,651)	-
Taxes payable	(1,153,346)	329,251
Net cash provided by (used in) operating activities	19,967,243	(5,183,748)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,915,241)	(443,112)
Payments on leasehold improvements and construction-in-progress	(6,639,268)	(4,200,180)
Net payments for business acquisitions	(3,308,158)	(606,800)
Net cash used in investing activities	(14,862,667)	(5,250,092)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(1,840,419)	(141,192)
Payments on notes payable	(7,077,596)	1,152,597
Proceeds from equity financing	-	15,708,608
Payments on short-term loans	-	(894,564)
Proceeds from other payables-related parties	577,183	(54,942)
Proceeds from shareholder contribution	406,546	-
Net cash (used in) provided by financing activities	(7,934,286)	15,770,507

EFFECT OF EXCHANGE RATE ON CASH	173,021	351,645

INCREASE IN CASH	(2,656,689)	5,688,312

CASH, beginning of year	6,489,905	801,593

CASH, end of year	$3,833,216	$6,489,905

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$23,872
Cash paid for income taxes	$4,113,553	$2,235,386
Non-cash investing activities
Transfer from construction in progress to property and equipment	$2,890,399	$-
Non-cash financing activities
Notes payable transferred to accounts payable vendors	$8,468,458	$5,554,131